Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 15, 2007	Contact: Christian E. Rothe Director, Strategic Planning and Development (217) 228-8224
GARDNER DENVER, INC. ANNOUNCES NEW SHARE REPURCHASE PROGRAM
Repurchase Authority for 2.7 Million Shares, or 5 Percent of the Company’s Outstanding Shares
QUINCY, IL (November 15, 2007) — Gardner Denver, Inc. (NYSE: GDI) announced that its Board of Directors has authorized a new share repurchase program to acquire up to 2.7 million shares of the Company’s outstanding common stock, representing 5 percent of the Company’s outstanding shares. This program replaces a previous program authorized in October 1998 that had approximately 0.4 million shares remaining for repurchase. The Company expects to fund the new repurchase program primarily with net cash provided by operating activities. The timing and amount of repurchases will vary based on market conditions, corporate requirements, and other factors. All common stock acquired will be held as treasury stock and will be available for general corporate purposes.
“This new share repurchase program underscores Gardner Denver’s commitment to providing a return to our shareholders,” said Ross J. Centanni, Chairman, President and CEO of Gardner Denver. “The continued execution of our strategic plan has resulted in a Company that generates strong and reliable cash flows from operating activities. This authorization allows us to efficiently return excess cash to our shareholders while maintaining the flexibility to invest in organic growth initiatives and strategic acquisitions.”
Share repurchases will be made in accordance with applicable securities laws and may be limited or discontinued at any time without prior notice. The Company’s authorization allows for repurchases in the open market or in private transactions.
Gardner Denver, Inc., with 2006 revenues of $1.7 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to repurchase shares of its common stock and the Company’s financial ability and sources to fund the stock repurchase program. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company’s intentions with regards to the share repurchase program may be affected by a number of factors including market conditions, the market price of the Company’s stock, general business conditions and alternative needs and uses of the Company’s cash resources. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

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